Exhibit 99.1

ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283 helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 827-4444 robert.grieves@ace-ina.com

ACE LIMITED REPORTS FIRST QUARTER 2006 NET INCOME OF $555 MILLION AND

OPERATING INCOME OF $543 MILLION BEFORE

INVESTIGATION-RELATED SETTLEMENT OF $80 MILLION

HAMILTON, Bermuda, April 25, 2006 — ACE Limited (NYSE: ACE) today reported record net income for the first quarter ended March 31, 2006 of $489 million or $1.46 per common share after payment of preferred dividends, compared with net income of $437 million or $1.48 per share for the same quarter last year. These results include an $80 million pre-tax charge pertaining to the imminent settlement with certain governmental agencies of their investigations of various insurance industry business practices. Income excluding net realized gains (losses), investigation-related settlement charge and the cumulative effect of a change in accounting principle (cumulative effect), net of tax,(1) for the first quarter was a record $543 million, or $1.63 per share, compared with $455 million or $1.54 per share for the same quarter of last year.(2)

First Quarter Summary

(in millions, except per share amounts)

				(Per Share-Diluted)
	2006	2005	Change	2006	2005	Change
	(Unaudited)			(Unaudited)
Net income	$489	$437	12%	$1.46	$1.48	-1%
Investigation-related settlement charge, net of tax	66			0.20
Net income excluding investigation-related settlement charge(2)	$555			$1.66
Average shares outstanding				326.0	287.6

Page 1/7

First Quarter Summary

(in millions, except per share amounts)

				(Per Share-Diluted)
	2006	2005	Change	2006	2005	Change
	(Unaudited)			(Unaudited)
Net income	$489	$437	12%	$1.46	$1.48	-1%
Net realized (gains) losses, net of tax	(8)	18		(0.02)	0.06
Cumulative effect, net of tax(1)	(4)	—		(0.01)	—
Income excluding net realized (gains) losses and cumulative effect, net of tax (2)	477	455	5%	1.43	1.54	-7%
Investigation-related settlement charge, net of tax	66	—	—	0.20	—	—
Income excluding net realized (gains) losses, investigation-related settlement charge and cumulative effect (2)	$543	$455	19%	$1.63	$1.54	6%
Average shares outstanding				326.0	287.6

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented: “We had an excellent quarter. All divisions of ACE performed well. Both operating and net income achieved record highs even after charges related to an investigation settlement. We anticipate revenue growth picking up in the second quarter. We are well-diversified, and while certain of our businesses are under growth pressure, we have growth opportunity in other areas of our business. The settlement that will be announced shortly will be a major step in achieving closure and finality to what has been a difficult two years for our company and the industry.”

Other first quarter operating highlights were as follows:

•	P&C net premiums written increased 2% over the prior year quarter; excluding the impact of foreign exchange the increase was 4%
•	The P&C combined ratio was 90.2% for the quarter. Excluding the investigation-related settlement charge the P&C combined ratio was 87.2% for the quarter compared with 88.5% a year ago
•	Operating cash flow amounted to $1 billion for the quarter
•	Cash and invested assets increased by $1.3 billion to $33.6 billion from year-end 2005
•	Net unpaid losses and loss expenses increased $496 million to $20.9 billion from year-end 2005
•	Net investment income increased 29% to $369 million over the prior year quarter
•	Shareholders’ equity increased 3% to $12.2 billion from year-end 2005
•	Tangible equity(3) rose to $9.5 billion, a gain of 4% from year-end 2005
•	Debt to total capital ratio improved to 14.5% from 14.8% at year-end 2005
•	Return on average equity for the quarter was 16.3%(2); excluding FAS 115, it was 16.7%
•	Book value per share as of March 31, 2006 was $35.68(4)
•	Upon adopting FAS 123R on January 1, 2006, the Company was required to expense employee stock options and its employee stock purchase plan resulting in an expense of $4 million in the current quarter

Details of our financial results for our P&C business segments are available in the financial supplement. Key items include:

Page 2/7

•	Insurance-North American: Net premiums written increased 2% for the quarter. The combined ratio was 87.3%.

•	Insurance-Overseas General: Net premiums written decreased 4% for the quarter. The segment’s combined ratio was 87.1%.

•	Global Reinsurance: Net premiums written were up 14% for the quarter. This segment had a combined ratio of 77.3%.

•	Financial Services: Income excluding net realized gains (losses) decreased 10% to $37 million for the quarter.

•	Life Insurance and Reinsurance: Net premiums written increased 2% for the quarter. Income excluding net realized gains (losses) increased 24% to $31 million for the quarter.

Please refer to the ACE Financial Supplement March 31, 2006, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_march_31_2006.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its first quarter 2006, quarter-end earnings conference call and webcast on Wednesday, April 26, 2006 beginning at 8:30 a.m. EDT. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 800-811-7286 (within the United States) or 913-981-4902 (international); conference ID 8635348. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available from approximately 11:30 a.m. EDT on Wednesday, April 26, 2006 until Friday, May 26, 2006. To listen to the replay, dial: 1-888-203-1112 (in the United States) or 1-719-457-0820 (international); passcode 8635348 (#).

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

1The cumulative effect is a benefit resulting from the accrual of a forfeiture rate on the restricted stock as required under Financial Accounting Standard (FAS) 123R.

2Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), investigation-related settlement charge and cumulative effect, net of tax is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. We exclude the investigation-related settlement charge and the cumulative effect of a change in accounting principle net of tax because these amounts result in a one-time adjustment to income.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill. See reconciliation of Non-GAAP Financial Measures on page 23 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

3Calculated using income excluding net realized gains (losses).

4Book value per ordinary share is ordinary shareholders’ equity divided by the shares outstanding.

Page 3/7

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

Page 4/7

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

	March 31 2006	December 31 2005
	(Unaudited)
Assets
Total investments	$33,257	$31,842
Cash	398	512
Insurance and reinsurance balances receivable	3,742	3,343
Reinsurance recoverable	15,569	15,463
Other assets	11,881	11,280

Total assets	$64,847	$62,440

Liabilities
Unpaid losses and loss expenses	$35,508	$35,055
Unearned premiums	6,554	5,884
Other liabilities	10,628	9,689

Total liabilities	$52,690	$50,628

Shareholders’ equity
Total shareholders’ equity	$12,157	$11,812

Total liabilities and shareholders’ equity	$64,847	$62,440

Book value per ordinary share (3)	$35.68	$34.81

Page 5/7

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except per share data and ratios)

(Unaudited)

	Three Months Ended March 31
	2006	2005
Gross premiums written	$4,511	$4,543
Net premiums written	3,310	3,366
Net premiums earned	2,805	2,877

Losses and loss expenses	1,680	1,789
Life and annuity benefits	28	35
Policy acquisition costs	421	388
Administrative expenses	398	336

Underwriting income (loss) (2)	278	329

Net investment income	369	285
Net realized gains (losses)	7	(14)
Interest expense	43	42
Other (income) expense	(8)	(5)
Income tax expense (benefit)	134	126
Cumulative effect, net of tax	4	—

Net income	489	437
Preference shares dividend	(11)	(11)

Net income available to holders of ordinary shares	$478	$426

Diluted earnings per share:
Income excluding net realized gains (losses) and cumulative effect (2)	$1.43	$1.54
Net income	$1.46	$1.48

Weighted average diluted shares outstanding	326.0	287.6

Loss and loss expense ratio	61.2%	63.5%
Policy acquisition cost ratio	15.2%	13.6%
Administrative expense ratio	14.2%	11.8%
Combined ratio	90.6%	88.9%

Ratios exclude life insurance and reinsurance business

Page 6/7

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except per share data and ratios)

(Unaudited)

	Three Months Ended March 31
	2006	2005
Gross Premiums Written
Insurance—North American	$2,212	$2,150
Insurance—Overseas General	1,584	1,634
Global Reinsurance	604	536
Financial Services	50	163
Life Insurance and Reinsurance	61	60

Total	$4,511	$4,543

Net Premiums Written
Insurance—North American	$1,454	$1,425
Insurance—Overseas General	1,146	1,193
Global Reinsurance	600	527
Financial Services	49	161
Life Insurance and Reinsurance	61	60

Total	$3,310	$3,366

Net Premiums Earned
Insurance—North American	$1,298	$1,285
Insurance—Overseas General	1,039	1,086
Global Reinsurance	371	356
Financial Services	36	90
Life Insurance and Reinsurance	61	60

Total	$2,805	$2,877

Income (Loss) Excluding Net Realized Gains (Losses) and Cumulative Effect (2)
Insurance—North American	$239	$208
Insurance—Overseas General	159	160
Global Reinsurance	119	91
Financial Services	37	41
Life Insurance and Reinsurance	31	25
Corporate	(108)	(70)

Total	$477	$455

Page 7/7